Exhibit 99.3

The Special Committee of the Board of Directors

Constellation Brands, Inc.

207 High Point Drive, Bldg. 100

Victor, New York 14564

The Special Committee:

We hereby consent to the inclusion of our opinion letter, dated June 29, 2022, to the Special Committee of the Board of Directors of Constellation Brand, Inc. (“Constellation”) as Annex D to, and reference to such opinion letter under the headings “Special Factors—Background of the Reclassification”, “Special Factors—Reasons for the Reclassification; Fairness of the Reclassification—Reasons of the Special Committee for the Reclassification” and “Special Factors—Financial Opinion of Centerview” in, the prospectus relating to the Reclassification, which prospectus forms a part of the registration statement on Form S-4 of Constellation (the “Registration Statement”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statements within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

July 29, 2022